UMB Financial Corporation News Release

1010 Grand Boulevard

Kansas City, MO 64106

816.860.7000

umb.com

//FOR IMMEDIATE RELEASE//

Media Contact: Kelli Christman, 816.860.5088

Investor Relations Contact: Abby Wendel, 816.860.1685

UMB Financial Board Announces $0.225 Quarterly Cash Dividend and

Common Stock Repurchase Authorization

Kansas City, Mo. (April 22, 2014) - The Board of Directors of UMB Financial Corporation (Nasdaq: UMBF), a financial holding company, declared during the company's quarterly board meeting a $0.225 quarterly cash dividend, payable on July 1, 2014 to shareholders of record at the close of business on June 10, 2014.

The Board of Directors also authorized the repurchase of up to 2,000,000 shares of the company's common stock during the next 12 months. Shares purchased under the program will be used for general corporate purposes and may be available for re-issuance in connection with the company's stock plans and dividend reinvestment plan. The company may repurchase the shares from time to time in open market or privately negotiated transactions at the company's discretion, and on such terms, including, without limitation, quantity, timing and price, as management may determine to be in the company's best interest.

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a diversified financial holding company headquartered in Kansas City, Mo., offering complete banking services, payment solutions, asset servicing and institutional investment management to customers. UMB operates banking and wealth management centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas. Subsidiaries of the holding company include companies that offer services to mutual funds and alternative-investment entities and registered investment advisors that offer equity and fixed income strategies to institutions and individual investors. For more information, visit umbfinancial.com, umb.com, blog.umb.com or follow us on Twitter at @UMBBank, Facebook at facebook.com/UMBBank and LinkedIn at linkedin.com/company/umb-bank.

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